Exhibit 99.1

NEWS RELEASE

Rambus and SK Hynix Extend License Agreement

Agreement extended to 2024

SEOUL, Korea and SUNNYVALE, Calif. – June 18 2015 – SK Hynix Inc. and Rambus Inc. (NASDAQ:RMBS), today announced they have signed an amendment that extends the current agreement between the two companies through July 1, 2024 for use of Rambus memory-related patented innovations in SK Hynix semiconductor products. SK Hynix and Rambus signed the original agreement for a five-year term in June 2013. With this amendment and extension of the agreement for an additional six years, SK Hynix will continue making payments to Rambus averaging $12M per quarter for the next 36 quarters. In addition, SK Hynix has the option to renew the agreement for an additional three-year extension under the existing rate structure. Other terms and details of the agreement are confidential.

“SK Hynix’s decision of taking an early license extension is a proof point of our ability to provide continued value and technology innovation for leading semiconductor companies,” said Dr. Ron Black, president and chief executive officer at Rambus. “This long-term agreement reaffirms our commitment to work collaboratively with customers, and other key players in the semiconductor industry, delivering technology and services that will further strengthen the growth of Rambus.”

Rambus continues to drive innovation in memory and interface designs, creating new technology architectures that address key trends in cloud computing, big data and Internet of Things (IoT). For additional information on Rambus and its memory, interface and security technologies, visit rambus.com.

Follow Rambus:

Company website: rambus.com

Rambus blog: rambusblog.com

Twitter: @rambusinc

LinkedIn: www.linkedin.com/company/rambus

Facebook: www.facebook.com/RambusInc

About Rambus Inc.

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customer’s products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.

About SK Hynix Inc.

SK Hynix Inc., headquartered in Korea, is the world’s top tier semiconductor supplier offering Dynamic Random Access Memory chips (‘DRAM’), Flash memory chips (‘NAND Flash’) and CMOS Image Sensors (‘CIS’) for a wide range of distinguished customers globally. The Company’s shares are traded on the Korea Exchange, and the Global Depository shares are listed on the Luxemburg Stock Exchange. Further information about SK Hynix is available at www.skhynix.com.

© 2015 Rambus Inc.

###

RMBSFN

Press contact:

Simone Souza

Rambus

(408) 462-8859

ssouza@rambus.com

Hilary Costa

Racepoint Global

(415) 694-6705

hcosta@racepointglobal.com

© 2015 Rambus Inc.